Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

To:	CGI Group Inc.
We consent to the use in this Annual Report [Form 40-F] of CGI Group Inc. [the “Company"] for the year ended September 30, 2010 of our report dated November 8, 2010 with respect to the consolidated financial statements of the Company included herein and our report dated November 8, 2010 with respect to the effectiveness of internal control over financial reporting as of September 30, 2010.
We also consent to the incorporation by reference in Registration Statements [Form S-8 Nos. 333-112021, 333-13350, 333-66044, 333-74932 and 333-146175) pertaining to the Company’s stock option plans of our reports dated November 8, 2010 with respect to the consolidated financial statements of the Company included herein and the effectiveness of internal control over financial reporting.

Montréal, Québec December 23, 2010	/s/ Ernst & Young LLP Chartered Accountants